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                                                                     Exhibit 5.1



                     [Letterhead of Day, Berry & Howard LLP]


                                                                December 6, 2001

Northeast Generation Company
107 Selden Street
Berlin, Connecticut 06027

Re:      Registration Statement on Form S-4
         Northeast Generation Company


Ladies and Gentlemen:

         We have acted as special counsel to Northeast Generation Company, a Connecticut corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") relating to the proposed exchange by the Company of (i) $120,000,000 aggregate principal amount of its 4.998% Series A-1 Senior Secured Bonds due 2005 (the "Series A-1 Bonds") for $120,000,000 aggregate principal amount of its 4.998% Series A Senior Secured Bonds due 2005, and (ii) $320,000,000 aggregate principal amount of its 8.812% Series B-1 Senior Secured Bonds due 2026 (the "Series B-1 Bonds") for $320,000,000 aggregate principal amount of its 8.812% Series B Bonds due 2026. The Series A-1 Bonds and the Series B-1 Bonds are referred to herein as the "Exchange Bonds." The Exchange Bonds will be issued pursuant to an indenture, dated as of October 18, 2001, between the Company and The Bank of New York, as trustee, as supplemented by a First Supplemental Indenture, dated as of October 18, 2001 (as so supplemented, the "Indenture").

         We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that, as of the date hereof, the Exchange Bonds have been duly authorized and, when the Exchange Bonds have been duly executed, issued, authenticated and delivered in accordance with the terms of the Indenture and the exchange offer provided for in the Registration Statement, will have been validly issued and

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delivered, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

         We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the States of New York and Connecticut.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             DAY, BERRY & HOWARD LLP






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